                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934





Date of Report (Date of earliest event reported): January 31, 1994


             The Stanley Works
(Exact name of registrant as specified in charter)


  Connecticut               1-5224              06-058860
(State or other          (Commission         (IRS Employer
jurisdiction of          File Number)        Identification No.)
incorporation)



1000 Stanley Drive, New Britain, Connecticut            06053
(Address of principal executive offices)               (Zip Code)



Registrant's telephone number, including area code:(203) 225-5111



                         Not Applicable
(Former name or former address, if changed since last report)

     Item 5.   Other Events.


               1. On January 31, 1994, the Registrant issued a press release.

               Attached as Exhibit (21)(i) is a copy of the Registrant's press release. This Exhibit is incorporated herein by reference.


     Item 7.   Financial Statements, Pro Forma Financial Information and
               Exhibits.


               (21)(i) Press release dated January 31, 1994 reporting on Stanley's 1993 year end results.

                                   SIGNATURE




Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized



                         THE STANLEY WORKS



                         By: \s\Stephen S. Weddle
                         Name:  Stephen S. Weddle
                         Title: Vice President, General
                                   Counsel and Secretary



Date:  February 2, 1994

                                                       Exhibit (21)(i)


FOR IMMEDIATE RELEASE                                 January 31, 1994

STANLEY REPORTS 1993 SALES UP 3.5%; EARNINGS UP 4% BEFORE ACCOUNTING CHANGE AND LITIGATION CHARGE

New Britain, CT . . . "The Stanley Works achieved record sales of $2.3 billion in 1993, representing an increase of 3.5% over last year," reported Richard H. Ayers, Chairman and Chief Executive Officer. "Net earnings, excluding the effects of a change in an accounting principle and fourth quarter legal settlements, were up 4% from the previous year."

Mr. Ayers noted, "We are encouraged that our 1993 sales growth was driven primarily by unit volume increases. Minor price increases and the effects of acquisitions were almost entirely offset by a 3% negative effect of currency. Improving economic conditions, particularly in the U.S., and our continued focus on developing new products and markets, helped foster this solid growth in our core businesses."

Excluding the effects of an accounting change, earnings were $93 million, $2.06 per share, compared with $98 million, $2.15 per share, reported in 1992. We experienced a significant negative currency impact from the translation of foreign results into U.S. dollars and transaction costs in purchasing product, principally from Japan. Earnings also included a $.21 per share charge in the fourth quarter related to the settlement of 132 lawsuits involving a subsidiary, Mac Tools, Inc.

During recent discussions with lawyers representing former distributors concerning cases filed against Mac Tools, Inc., 66 threatened claims were
revealed.   A decision was made to settle 132 filed and threatened
lawsuits, leaving four outstanding filed cases against Mac Tools. A fourth quarter charge of $15 million was recognized to reflect these settlements and the accrual of reserves to cover outstanding claims.

Mac Tools has retained law firms who had previously represented settling claimants to advise Mac in its relationships with its distributors.

Mr. Ayers commented, "Mac Tools has been a successful business for over 50 years based on a company commitment to help its independent tool distributors succeed. This settlement removes a degree of uncertainty in our balance sheet and eliminates a significant distraction, enabling Mac and its employees to concentrate fully on the continued success of both its distributors and the company."

Net earnings for 1993 also reflected a one-time after-tax charge of $8.5 million, $.19 per share, for the adoption of Financial Accounting Standard
No. 112, "Employers' Accounting for Postemployment Benefits".   The new
standard, which must be adopted by all publicly traded companies no later than the first quarter 1994, requires us to accrue postemployment benefits as they are earned by the employee for services rendered rather than as they are paid. The charge, which reduced net earnings to $84 million, $1.87 per share, will be applied retroactively by restating the first quarter 1993.
                                     -more-
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
                                    -2-

Gross margins realized in 1993 of 31.7% were down from 33.2% in 1992. Much of the decline is associated with the transition of previously foreign-sourced fastening tools to U. S. in-house manufacture together with high raw material costs and the related expenses of manufacturing process changes in our Door Systems business.

Operating expenses were 22.5% of sales in 1993 compared with 24.0% in 1992. The improvement reflects continued efforts to reduce costs, increased operating efficiencies, and the absence of certain non-recurring
expenses.   Interest-Net was similar to the prior year.   Other- Net
expense for 1993 included a $.21 per share charge for Mac Tools' distributor litigation issues. It also included a gain on the sale of a non-operating asset of $.39 per share which was substantially offset by additional charges for contingency reserves related to product liability, restructuring activities and environmental clean-up. The effective tax rate was 37.4%, down slightly from 37.9% in 1992.

Net sales in the United States were up 8%, reflecting unit volume gains of 6% and a 2% gain from acquisitions. This was the strongest internal growth realized since 1988. There were no effective price increases in the U.S. in 1993.

During 1993, weak economic conditions continued in Europe where our operations experienced an overall decline in sales of 10%. Foreign currency had a negative impact of 11% and unit volume was 3% negative. The combination of small price increases and acquisitions added 4%.

Net sales in Other Areas decreased 2% principally due to the negative effects of currency and sales weakness in Canada. Sales in the Far East and Latin America continue to exceed growth rates experienced by the company overall.

Tools sales were 4% higher than 1992. Unit volume gains of 4% were primarily the result of stronger internal growth in our industrial and engineered tools categories. Acquisitions and divestitures resulted in a
2% increase in sales.   The net result of price increases in some tool
categories and decreases in others resulted in an overall 1% increase in sales for the year. The negative effect of currency of approximately 3% offset price and acquisition gains. Operating profits of $158 million were down 8% from 1992 and reflected dealer litigation and plant closing expenses of a subsidiary, Mac Tools, Inc. As a result, operating margins were 9.3% for 1993, compared with 10.5% in 1992.

Hardware sales increased 1% over 1992, as the negative effects of currency partially offset unit volume growth of 3%. Operating profits increased 29% to $33 million and operating margins improved to 11.0% from 8.6% in the prior year. The improvement in margins is principally due to operating efficiencies and the integration of recent acquisitions.

Specialty Hardware sales for 1993 were 4% higher than 1992. Virtually all of the increase was generated by internal growth, as the effects of modest price increases were offset by the negative effect of currency. Operating profits were negatively impacted by abnormally high raw material costs and the expenses of related manufacturing process adjustments at our Door Systems division.

Net sales for the fourth quarter 1993 were $578 million which were 2% below 1992 sales of $593 million. Inherent in the sales decline is the difference between fiscal 1993 with 52 weeks and fiscal 1992, which contained 53 weeks, with the extra week occuring in the fourth quarter.

Net earnings for the fourth quarter 1993 were $18 million, $.39 per share, compared with $26 million, $.58 per share, in the fourth quarter 1992.
Net earnings for the quarter included a $15 million, $.21 per share, charge for Mac Tools' distributor litigation issues. Gross margins of 31.2% reflected a slight improvement over the third quarter 1993; however, it was lower than 1992 margins of 32.4%. Operating expenses were 22.1% of sales compared with 23.3% in the fourth quarter 1992.

Mr. Ayers stated, "We believe there are several reasons to be optimistic about 1994: rising consumer confidence, low interest rates, the general affordability of homes in the U.S., growth in housing starts and existing home sales, and sustained growth in U.S. factory activity. Our company-- wide emphasis on customer service and product innovation, together with our continuing commitment to increasing manufacturing efficiencies through technology and process improvements, have already positioned us in the market with high quality, innovative products at reasonable prices.

"While the economies of Europe will probably continue to be weak, they have stabilized. The high growth markets of Asia and Latin America provide brighter prospects and we have been growing continuously from a modest base in both regions, paced by our understanding of the markets, the business environments and the cultures. We have had significant manufacturing in Latin America for several years and continue to increase our manufacturing presence in Asia, with new facilities in Malaysia, Indonesia and Thailand.

"Many of our large U.S. and European customers are beginning to expand into Latin America and Asia. Our local manufacturing, worldwide brand strength, broad product mix and our existing strong relationships with these customers, give us a significant competitive advantage in servicing their needs."

Mr. Ayers concluded, "We have achieved significant reductions in the costs of our operations over the past few years. At the same time, we have been making the investments in new product development, technology and global expansion that will accelerate growth for our business units and provide profitable growth for our company."

                           ##########

CONTACT:  Patricia McLean
          Manager, Corporate Communications
          (203) 827-3833

                                    -4-

                      THE STANLEY WORKS AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF EARNINGS
                            (Millions of Dollars)

                                   FOURTH QUARTER        TWELVE MONTHS
                                    1993     1992        1993      1992

  Net Sales                     $  578.2 $  592.6   $ 2,273.1 $ 2,195.6

  Costs and Expenses
       Cost of sales               398.0    400.8     1,553.0   1,466.0
       Selling, general and
          administrative           127.6    137.8       512.3     526.7
       Interest - net                5.0      7.0        25.2      26.5
       Other - net                  23.2      3.2        34.6      18.3
                                  -------  -------    --------  --------
                                   553.8    548.8     2,125.1   2,037.5
                                  -------  -------    --------  --------

  Earnings Before Income Taxes
    and Cumulative Effect of
    Accounting Change               24.4     43.8       148.0     158.1

  Income Taxes                       6.8     17.4        55.4      60.0
                                  -------  -------    --------  --------
  Earnings Before Cumulative
    Effect of Accounting Change     17.6     26.4        92.6      98.1

  Cumulative Effect of Accounting
    Change for Postemployment
    Benefits                                             (8.5)
                                  -------  -------    --------  --------
  Net Earnings                  $   17.6 $   26.4   $    84.1 $    98.1
                                  =======  =======    ========  ========
  Earnings Per Share of
      Common Stock:

      Before Cumulative Effect
      of Accounting Change      $   0.39 $   0.58   $    2.06 $    2.15

      Cumulative Effect of
      Accounting Change                                 (0.19)
                                  -------  -------    --------  --------
  Net Earnings Per Share of
       Common Stock             $   0.39 $   0.58   $    1.87 $    2.15
                                  =======  =======    ========  ========

  Dividends per share           $   0.34 $   0.33   $    1.34 $    1.28

  Average shares outstanding      44,688   45,441      44,935    45,703
       (in thousands)

  See notes to consolidated financial statements.

                                    -5-

                      THE STANLEY WORKS AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS
                            (Millions of Dollars)

                                                     January 1  January 2
                                                        1994       1993
    ASSETS
    Cash and cash equivalents                       $    43.7  $    81.1
    Accounts receivable                                 371.2      354.9
    Inventories                                         308.1      302.0
    Other current assets                                 35.6       40.7
                                                      -------    -------
      Total current assets                              758.6      778.7

    Property, plant and equipment - net                 566.5      566.6
    Goodwill and other intangibles                      171.5      175.3
    Investments and other assets                         80.3       87.0
                                                      -------    -------
                                                    $ 1,576.9  $ 1,607.6
                                                      =======    =======
    LIABILITIES AND SHAREHOLDERS' EQUITY
    Notes payable                                   $    52.1  $    28.6
    Accounts payable                                    103.3      114.0
    Accrued expenses                                    201.7      187.3
                                                      -------    -------
       Total current liabilities                        357.1      329.9

    Long-term debt                                      377.2      438.0
    Other long-term liabilities                         161.7      143.4
    Shareholders' equity                                680.9      696.3
                                                      -------    -------
                                                    $ 1,576.9  $ 1,607.6
                                                      =======    =======



    See notes to consolidated financial statements.

                                    -6-

                     THE STANLEY WORKS AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Millions of Dollars)
                                               FOURTH QUARTER  TWELVE MONTHS
                                                 1993   1992    1993   1992
   Cash Provided By Operations
     Net Earnings                              $ 17.6 $ 26.4 $  84.1$  98.1
     Depreciation and amortization               21.6   15.8    80.7   78.5
     Provision for postemployment benefits                      13.6
     Net gain on sale of non-operating asset           (25.8)  (29.0) (25.8)
     Other non-cash items                        (5.8)   8.4     9.4   16.0
     Changes in operating assets
        and liabilities                          50.2   44.4   (12.3)  18.2
                                                ------ ------ ------  ------
     Net cash provided by
        operating activities                     83.6   69.2   146.5  185.0

   Investing Activities
     Capital expenditures                       (25.2) (19.5)  (69.7) (65.1)
     Proceeds from sales of assets                1.8    4.0     6.6    8.2
     Proceeds from sale of non-operating asset          35.2    38.9   35.2
     Business acquisitions                              (3.5)  (13.3)(105.8)
     Other                                       (9.2)  (4.0)  (13.2) (10.6)
                                                ------ ------ ------  ------
     Net cash provided (used) by
        investing activities                    (32.6)  12.2   (50.7)(138.1)

   Financing Activities
     Payments on long-term debt                  (0.9) (46.3) (133.8) (69.8)
     Proceeds of long-term borrowings             0.1  105.1    78.5  120.2
     Net short-term bank financing              (45.0) (67.6)   22.3    5.1
     Proceeds from issuance of common stock       0.6    0.8     4.6    3.6
     Purchase of common stock for treasury              (2.7)  (42.3) (25.0)
     Cash dividends on common stock              (0.6) (15.0)  (60.5) (57.5)
                                                ------ ------ ------  ------
     Net cash (used) by
        financing activities                    (45.8) (25.7) (131.2) (23.4)

   Effect of Exchange Rate Changes on Cash       (0.5)  (1.6)   (2.0)  (0.7)
                                                ------ ------ ------  ------
   Increase (decrease) in Cash and
      Cash Equivalents                            4.7   54.1   (37.4)   22.8

   Cash and Cash Equivalents,
      Beginning of Period                        39.0   27.0    81.1    58.3
                                                ------ ------ ------  ------
   Cash and Cash Equivalents,
      End of Fourth Quarter                    $ 43.7 $ 81.1 $  43.7 $  81.1
                                                    =====  ====== ======  ======
    See notes to consolidated financial statements.

                                    -7-

                      THE STANLEY WORKS AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CHANGES
                           IN SHAREHOLDERS' EQUITY
                            (Millions of Dollars)

                                                   TWELVE MONTHS
                                                  1993       1992


    Balance at beginning of year              $   696.3  $   698.3

    Net earnings                                   84.1       98.1

    Currency translation adjustment               (15.2)     (33.4)

    Cash dividends declared                       (60.1)     (58.5)

    Net purchase of Common Stock                  (31.5)     (15.5)

    ESOP debt                                       7.3        7.3
                                                --------    -------
    Balance at end of year                    $   680.9  $   696.3
                                                ========    =======






    See notes to consolidated financial statements.

                                    -8-

                      THE STANLEY WORKS AND SUBSIDIARIES
                         BUSINESS SEGMENT INFORMATION
                            (Millions of Dollars)
                                FOURTH  QUARTER         TWELVE MONTHS
                                1993       1992        1993       1992
 INDUSTRY SEGMENTS

 Net Sales
   Tools
      Consumer              $   189.3  $   201.7   $   726.0  $   723.0
      Industrial                104.3       99.1       411.1      377.7
      Engineered                140.8      138.5       568.5      540.0
                              --------   --------    --------   --------
           Total Tools          434.4      439.3     1,705.6    1,640.7
   Hardware                      72.0       74.6       299.4      297.2
   Specialty Hardware            71.8       78.7       268.1      257.7
                              --------   --------    --------   --------
        Consolidated        $   578.2  $   592.6   $ 2,273.1  $ 2,195.6
                              ========   ========    ========   ========

 Operating Profit
   Tools                    $    30.5  $    38.8   $   158.1  $   171.7
   Hardware                       8.6        6.3        32.9       25.6
   Specialty Hardware             3.8        6.2        13.2       18.3
                              --------   --------    --------   --------
     Total                       42.9       51.3       204.2      215.6
   Net corporate expenses       (10.4)       1.2       (24.0)     (24.5)
   Interest expense              (8.1)      (8.7)      (32.2)     (33.0)
                              --------   --------    --------   --------
      Earnings before
        income taxes        $    24.4  $    43.8   $   148.0  $   158.1
                              ========   ========    ========   ========

 GEOGRAPHIC AREAS

 Net Sales
   United States            $   431.2  $   431.5   $ 1,680.0  $ 1,561.5
   Europe                        76.7       89.5       317.3      354.0
   Other Areas                   70.3       71.6       275.8      280.1
                              --------   --------    --------   --------
        Consolidated        $   578.2  $   592.6   $ 2,273.1  $ 2,195.6
                              ========   ========    ========   ========

 Operating Profit
   United States            $    34.4  $    34.9   $   153.5  $   148.8
   Europe                         4.2        9.7        27.4       38.5
   Other Areas                    4.7        5.7        23.7       27.3
   Eliminations                  (0.4)       1.0        (0.4)       1.0
                              --------   --------    --------   --------
        Total               $    42.9  $    51.3   $   204.2  $   215.6
                              ========   ========    ========   ========

 See notes to consolidated financial statements.

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                                    -9-


              THE STANLEY WORKS AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


For the fourth quarter of 1993, Other-net includes a charge of $15.0 million ($.21 per share) related to the settlement of 132 lawsuits involving a subsidiary, Mac Tools, Inc. The fourth quarter of 1992 includes a gain of $25.8 million ($.35 per share) from the sale of a portion of the company's investment in Max Co., Ltd., expenses of $14.1 million ($.21 per share) related to planned closings of certain company-owned stores and reduction of the goodwill of the company's Taylor Rental operation, and expense of $7.8 ($.11 per share) for reserves for litigation pending at the company's Mac Tools business.

In the consolidated statement of earnings for 1993, Other-net for the twelve months includes a gain of $29.0 million ($.39 per share) from the sale of the company's investment in Max Co., Ltd. Also included in Other-net were additional charges for a fine levied by U.S. District Court in Missouri for $5.0 million ($.07 per share) and contingency reserves of $23.3 million ($.32 per share) related to product liability litigation, restructuring activities and environmental clean-up.

The company adopted "Statement of Financial Accounting Standards No. 112" in 1993. The new standard requires the company to accrue postemployment benefits as they are earned by the employee for services rendered rather than as they are paid. The cumulative effect of this accounting change, as of January 3, 1993, reduced 1993 net earnings by $8.5 million ($13.6 million less related income taxes of $5.1 million) or $.19 per share.

Certain amounts in the consolidated statements of earnings were reclassified to conform to the 1993 presentation.
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